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                                  Exhibit 4.26
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                            AGREEMENT TO VOTE SHARES
                            ------------------------

         THIS AGREEMENT TO VOTE SHARES ("Agreement") is executed as of April 26, 2002, by and between Michael W. McKinney ("McKinney") and Speedcom Wireless Corporation ("Speedcom").

         WHEREAS, certain lenders of funds to Speedcom (the "Lenders") have required that McKinney enter into this Agreement as a condition of lending funds;

         NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

     1.   Agreement To Vote Shares. McKinney agrees to vote, or cause to be
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voted, all of the shares of common stock of Speedcom ("Common Stock") over which he has voting authority, at any meeting of the stockholders of Speedcom and in any action by written consent of the stockholders of Speedcom, in favor of a bona fide merger, stock sale or sale of all or substantially all of Speedcom's assets (a "Change of Control Transaction") with an acquiror acceptable to the Lenders which would result in a change in control of Speedcom and which has been approved by Speedcom's Board of Directors. In addition, McKinney shall use his best efforts to cause his former spouse to vote shares of Common Stock over which she has voting authority in the same manner.

     2.   Miscellaneous.
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          (a)  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without regard to its conflicts of laws provisions.

          (b) This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto.

          (c) This Agreement supersedes any prior agreement or understanding, whether written or oral, between the parties with respect to the subject matter of this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, executors, legal representatives, successors and permitted assigns. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.

          (d) This Agreement may be executed in separate counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement.

          (e) This Agreement shall terminate upon the earlier of (1) the payment of all obligations due to the Lenders and (2) the closing of a Change of Control Transaction.

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         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.


_________________________
Michael W. McKinney

SPEEDCOM WIRELESS CORPORATION


By:_________________________

Its:__________________________

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